Exhibit 10b

VERIZON COMMUNICATIONS INC. LONG-TERM INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

2014–2016 AWARD CYCLE

AGREEMENT between Verizon Communications Inc. (“Verizon” or the “Company”) and you (the “Participant”) and your heirs and beneficiaries.

1. Purpose of Agreement. The purpose of this Agreement is to provide a grant of restricted stock units (“RSUs”) to the Participant.

2. Agreement. This Agreement is entered into pursuant to the 2009 Verizon Communications Inc. Long-Term Incentive Plan, as amended and restated (the “Plan”), and evidences the grant of a restricted stock unit award in the form of RSUs pursuant to the Plan. In consideration of the benefits described in this Agreement, which Participant acknowledges are good, valuable and sufficient consideration, the Participant agrees to comply with the terms and conditions of this Agreement, including the Participant’s obligations and restrictions set forth in Exhibit A to this Agreement (the “Participant’s Obligations”) and the Participant’s obligations and restrictions set forth in Exhibit B to this Agreement (the “Non-Competition Obligations”), both of which are incorporated into and are a part of the Agreement. The RSUs and this Agreement are subject to the terms and provisions of the Plan. By executing this Agreement, the Participant agrees to be bound by the terms and provisions of the Plan and this Agreement, including but not limited to the Participant’s Obligations and the Non-Competition Obligations. In addition, the Participant agrees to be bound by the actions of the Human Resources Committee of Verizon Communication’s Board of Directors or any successor thereto (the “Committee”), and any designee of the Committee (to the extent that such actions are exercised in accordance with the terms of the Plan and this Agreement). If there is a conflict between the terms of the Plan and the terms of this Agreement, the terms of this Agreement shall control.

3. Contingency. The grant of RSUs is contingent on the Participant’s timely acceptance of this Agreement and satisfaction of the other conditions contained in it. Acceptance shall be through execution of the Agreement as set forth in paragraph 21. If the Participant does not accept this Agreement by the close of business on May 26, 2014, the Participant shall not be entitled to this grant of RSUs regardless of the extent to which the requirements in paragraph 5 (“Vesting”) are satisfied. In addition, to the extent a Participant is on a Company approved leave of absence, including but not limited to short-term disability leave, he or she will not be entitled to this grant of RSUs until such time as he or she returns to active employment with Verizon or a Related Company (as defined in paragraph 13) and accepts this Agreement within the time period established by the Company.

4. Number of Units. The Participant is granted the number of RSUs as specified in the Participant’s account under the 2014 RSU grant, administered by Fidelity Investments or any successor thereto (“Fidelity”). A RSU is a hypothetical share of Verizon’s common stock. The value of a RSU on any given date shall be equal to the closing price of Verizon’s common stock on the New York Stock Exchange (“NYSE”) as of such date. A Dividend Equivalent Unit (“DEU”) or fraction thereof shall be added to each RSU each time that a dividend is paid on Verizon’s common stock. The amount of each DEU shall be equal to the corresponding dividend paid on a share of Verizon’s common stock. The DEU shall be converted into RSUs or fractions thereof based upon the closing price of Verizon’s common stock traded on the NYSE on the dividend payment date of each declared dividend on Verizon’s common stock, and such RSUs or fractions thereof shall be added to the Participant’s RSU balance. To the extent that Fidelity or the Company makes an error, including but not limited to an administrative error with respect to the number or value of the RSUs granted to the Participant under this Agreement, the DEUs credited to the Participant’s account or the amount of the final award payment, the Company or Fidelity specifically reserves the right to correct such error at any time and the Participant agrees that he or she shall be legally bound by any corrective action taken by the Company or Fidelity.

5. Vesting.

(a) General. The Participant shall vest in the RSUs only if the Participant is continuously employed by the Company or a Related Company (as defined in paragraph 13) from the date the RSUs are granted through the end of the Award Cycle, except as otherwise provided in paragraph 7 (“Early Cancellation/Accelerated Vesting of RSUs”) or as otherwise provided by the Committee. For purposes of these RSUs, “Award Cycle” shall mean the three-year period beginning on January 1, 2014, and ending at the close of business on December 31, 2016.

(b) Effect of a Termination for Cause. Notwithstanding paragraph 5(a) or paragraph 7, if the Participant’s employment by the Company or a Related Company is terminated by the Company or a Related Company for Cause at any time prior to the date that the RSUs are paid pursuant to paragraph 6, the RSUs (whether vested or not) shall automatically terminate and be cancelled as of the applicable termination date without payment of any consideration by the Company and without any other action by the Participant. For purposes of this Agreement, “Cause” means (i) grossly incompetent performance or substantial or continuing inattention to or neglect of the duties and responsibilities assigned to the Participant; fraud, misappropriation or embezzlement; or a material breach of the Verizon Code of Conduct (as may be amended) or any of the Participant’s Obligations or the Non-Competition Obligations, all as determined by the Executive Vice President and Chief Administrative Officer of Verizon (or his or her designee) in his or her discretion, or (ii) commission of any felony of which the Participant is finally adjudged guilty by a court of competent jurisdiction.

(c) Transfer. Transfer of employment from Verizon to a Related Company, from a Related Company to Verizon, or from one Related Company to another Related Company shall not constitute a separation from employment hereunder, and service with a Related Company shall be treated as service with the Company for purposes of the three-year continuous employment requirement in paragraph 5(a). If the Participant transfers employment pursuant to this paragraph 5(c), the Participant will still be required to satisfy the definition of “Retire” under paragraph 7 of this Agreement in order to be eligible for the accelerated vesting provisions in connection with a retirement.

6. Payment. All payments under this Agreement shall be made in shares of Verizon common stock. Subject to paragraph 5(b), as soon as practicable after the end of the Award Cycle (but in no event later than March 15, 2017), the number of shares of the vested RSUs (minus any withholding for taxes) shall be paid to the Participant (subject, however, to any deferral application that the Participant has made under the deferral plan (if any) then available to the Participant). The number of shares that shall be paid (plus withholding for taxes and any applicable deferral amount) shall equal the number of vested RSUs. If the Participant dies before any payment due hereunder is made, such payment shall be made to the Participant’s beneficiary, as designated under paragraph 11. Once a payment has been made with respect to a RSU, the RSU shall be canceled; however, all other terms of the Agreement, including but not limited to the Participant’s Obligations and the Non-Competition Obligations, shall remain in effect.

7. Early Cancellation/Accelerated Vesting of RSUs. Notwithstanding the provisions of paragraph 5, RSUs may vest or be forfeited before the end of the Award Cycle as follows:

(a) Retirement Before July 1, 2014, Voluntary Separation On or Before December 31, 2016, or Other Separation Not Described in Paragraph 7(b). If the Participant (i) Retires (as defined in paragraph 7(b)(4)) before July 1, 2014, (ii) voluntarily separates from employment on or before

December 31, 2016 for any reason other than Retirement, or (iii) otherwise separates from employment on or before December 31, 2016 under circumstances not described in paragraph 7(b), all the RSUs shall automatically terminate and be cancelled as of the applicable termination date without payment of any consideration by the Company and without any other action by the Participant.

(b) Retirement After June 30, 2014, Involuntary Termination Without Cause On or Before December 31, 2016, Termination Due to Death or Disability On or Before December 31, 2016.

(1) This paragraph 7(b) shall apply if the Participant:

(i) Retires (as defined below) after June 30, 2014, or

(ii) Separates from employment by reason of an involuntary termination without Cause (as determined by the Executive Vice President and Chief Administrative Officer of Verizon (or his or her designee)), death, or Disability (as defined below) on or before December 31, 2016. “Disability” shall mean the total and permanent disability of the Participant as defined by, or determined under, the Company’s long-term disability benefit plan.

(2) If the Participant separates from employment on or before December 31, 2016 under circumstances described in paragraph 7(b)(1), the Participant’s RSUs shall vest (without prorating the award) without regard to the three-year continuous employment requirement set forth in paragraph 5(a), provided that the Participant has not and does not commit a material breach of any of the Participant’s Obligations or the Non-Competition Obligations and provided that the Participant executes, within the time prescribed by Verizon, a release satisfactory to Verizon waiving any claims he or she may have against Verizon and any Related Company (otherwise, paragraph 7(a) shall apply).

(3) Any RSUs that vest pursuant to paragraph 7(b)(2) shall be payable as soon as practicable after the end of the Award Cycle (but in no event later than March 15, 2017).

(4) For purposes of this Agreement, “Retire” and “Retirement” means: (i) to retire after having attained at least 15 years of vesting service (as defined under the applicable Verizon tax-qualified 401(k) savings plan) and a combination of age and years of vesting service that equals or exceeds 75 points, or (ii) retirement under any other circumstances determined in writing by the Executive Vice President and Chief Administrative Officer of Verizon (or his or her designee), provided that, in the case of either (i) or (ii) in this paragraph, the retirement was not occasioned by a discharge for Cause. Notwithstanding the preceding sentence, if the Participant is employed in the United Kingdom, “Retire” or “Retirement” shall mean: (A) subject to applicable law, a termination of employment on the grounds of age, provided that the Participant has attained at least age 65; or (B) retirement under any other circumstances determined in writing by the Executive Vice President and Chief Administrative Officer of Verizon (or his or her designee), provided that, in the case of either (A) or (B) in this paragraph, the retirement was not occasioned by a discharge for Cause.

(c) Change in Control. If a Participant is involuntarily terminated without Cause within twelve (12) months following the occurrence of a Change in Control of Verizon (as defined in the Plan) and before the end of the Award Cycle, the RSUs shall vest and become payable (without prorating the award) without regard to the three-year continuous employment requirement in paragraph 5(a); however, all other terms of the Agreement, including but not limited to the Participant’s Obligations and the Non-Competition Obligations, shall remain in effect. A Change in Control or an involuntary termination without Cause that occurs after the end of the Award Cycle shall have no effect on whether any RSUs vest or become payable under this paragraph 7(c). If both paragraph 7(b) and this paragraph 7(c) would otherwise apply in the circumstances, this paragraph 7(c) shall control. All payments provided in this paragraph 7(c) shall be made at their regularly scheduled time as specified in paragraph 6.

(d) Vesting Schedule. Except and to the extent provided in paragraphs 7(b) and (c), nothing in this paragraph 7 shall alter the vesting schedule prescribed by paragraph 5.

8. Shareholder Rights. The Participant shall have no rights as a shareholder with respect to the RSUs until the date on which the Participant becomes the holder of record with respect to any shares of Verizon common stock to which this grant relates. Except as provided in the Plan or in this Agreement, no adjustment shall be made for dividends or other rights for which the record date occurs while the RSUs are outstanding.

9. Amendment of Agreement. Except to the extent required by law or specifically contemplated under this Agreement, neither the Committee nor the Executive Vice President and Chief Administrative Officer of Verizon (or his or her designee) may, without the written consent of the Participant, change any term, condition or provision affecting the RSUs if the change would have a material adverse effect upon the RSUs or the Participant’s rights thereto. Nothing in the preceding sentence shall preclude the Committee or the Executive Vice President and Chief Administrative Officer of Verizon (or his or her designee) from exercising administrative discretion with respect to the Plan or this Agreement, and the exercise of such discretion shall be final, conclusive and binding. This discretion includes, but is not limited to, corrections of any errors, including but not limited to any administrative errors, and determining whether the Participant has been discharged for Cause, has a disability, has Retired, has breached any of the Participant’s Obligations or the Non-Competition Obligations or has satisfied the requirements for vesting and payment under paragraphs 5 and 7 of this Agreement.

10. Assignment. The RSUs shall not be assigned, pledged or transferred except by will or by the laws of descent and distribution. During the Participant’s lifetime, the RSUs may be deferred only by the Participant or by the Participant’s guardian or legal representative in accordance with the deferral regulations, if any, established by the Company.

11. Beneficiary. The Participant shall designate a beneficiary in writing and in such manner as is acceptable to the Executive Vice President and Chief Administrative Officer of Verizon (or his or her designee). Each such designation shall revoke all prior designations by the Participant with respect to the Participant’s benefits under the Plan and shall be effective only when filed by the Participant with the Company during the Participant’s lifetime. If the Participant fails to so designate a beneficiary, or if no such designated beneficiary survives the Participant, the Participant’s beneficiary shall be the Participant’s estate.

12. Other Plans and Agreements. Any payment received (or deferred) by the Participant pursuant to this Agreement shall not be taken into account as compensation in the determination of the Participant’s benefits under any pension, savings, life insurance, severance or other benefit plan maintained by Verizon or a Related Company. The Participant acknowledges that this Agreement or any prior RSU agreement shall not entitle the Participant to any other benefits under the Plan or any other plans maintained by the Company or a Related Company.

13. Company and Related Company. For purposes of this Agreement, “Company” means Verizon Communications Inc. “Related Company” means (a) any corporation, partnership, joint venture, or other entity in which Verizon Communications Inc. holds a direct or indirect ownership or proprietary interest of 50 percent or more at any time during the term of this Agreement, or (b) any corporation, partnership, joint venture, or other entity in which Verizon Communications Inc. holds a direct or indirect ownership or other proprietary interest of less than 50 percent at any time during the term of this Agreement but which, in the discretion of the Committee, is treated as a Related Company for purposes of this Agreement.

14. Employment Status. The grant of the RSUs shall not be deemed to constitute a contract of employment for a particular term between the Company or a Related Company and the Participant, nor shall it constitute a right to remain in the employ of any such Company or Related Company.

15. Withholding. The Participant acknowledges that he or she shall be responsible for any taxes that arise in connection with this grant of RSUs, and the Company shall make such arrangements as it deems necessary for withholding of any taxes it determines are required to be withheld pursuant to any applicable law or regulation.

16. Securities Laws. The Company shall not be required to make payment with respect to any shares of common stock prior to the admission of such shares to listing on any stock exchange on which the stock may then be listed and the completion of any registration or qualification of such shares under any federal or state law or rulings or regulations of any government body that the Company, in its discretion, determines to be necessary or advisable.

17. Committee Authority. The Committee shall have complete discretion in the exercise of its rights, powers, and duties under this Agreement. Any interpretation or construction of any provision of, and the determination of any question arising under, this Agreement shall be made by the Committee in its discretion, as described in paragraph 9. The Committee and the Audit Committee may designate any individual or individuals to perform any of its functions hereunder and utilize experts to assist in carrying out their duties hereunder.

18. Successors. This Agreement shall be binding upon, and inure to the benefit of, any successor or successors of the Company and the person or entity to whom the RSUs may have been transferred by will, the laws of descent and distribution, or beneficiary designation. All terms and conditions of this Agreement imposed upon the Participant shall, unless the context clearly indicates otherwise, be deemed, in the event of the Participant’s death, to refer to and be binding upon the Participant’s heirs and beneficiaries.

19. Construction. In the event that any provision of this Agreement is held invalid or unenforceable, such provision shall be considered separate and apart from the remainder of this Agreement, which shall remain in full force and effect. In the event that any provision, including any of the Participant’s Obligations or the Non-Competition Obligations, is held to be unenforceable for being unduly broad as written, such provision shall be deemed amended to narrow its application to the extent necessary to make the provision enforceable according to applicable law and shall be enforced as amended. The RSUs are intended not to be subject to any tax, interest or penalty under Section 409A of the Code, and this Agreement shall be construed and interpreted consistent with such intent.

20. Defined Terms. Except where the context clearly indicates otherwise, all capitalized terms used herein shall have the definitions ascribed to them by the Plan, and the terms of the Plan shall apply where appropriate.

21. Execution of Agreement. The Participant shall indicate his or her consent and acknowledgment to the terms of this Agreement (including the Participant’s Obligations and the Non-Competition Obligations) and the Plan by executing this Agreement pursuant to the instructions provided and otherwise shall comply with the requirements of paragraph 3. In addition, by consenting to the terms of this Agreement and the Participant’s Obligations and the Non-Competition Obligations, the Participant expressly agrees and acknowledges that Fidelity may deliver all documents, statements and notices associated with the Plan and this Agreement to the Participant in electronic form. The Participant and Verizon hereby expressly agree that the use of electronic media to indicate confirmation, consent, signature, acceptance, agreement and delivery shall be legally valid and have the same legal force and effect as if the Participant and Verizon executed this Agreement (including the Participant’s Obligations and the Non-Competition Obligations) in paper form.

22. Confidentiality. Except to the extent otherwise required by law, the Participant shall not disclose, in whole or in part, any of the terms of this Agreement. This paragraph 22 does not prevent the Participant from disclosing the terms of this Agreement to the Participant’s spouse or beneficiary or to the Participant’s legal, tax, or financial adviser, provided that the Participant take all reasonable measures to assure that the individual to whom disclosure is made does not disclose the terms of this Agreement to a third party except as otherwise required by law.

23. Applicable Law. Except as expressly provided in Exhibit B, the validity, construction, interpretation and effect of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflicts of laws provisions thereof.

24. Notice. Any notice to the Company provided for in this Agreement shall be addressed to the Company in care of the Executive Vice President and Chief Administrative Officer of Verizon at 140 West Street, 6th Floor, New York, New York 10007 and any notice to the Participant shall be addressed to the Participant at the current address shown on the payroll of the Company, or to such other address as the Participant may designate to the Company in writing. Any notice shall be delivered by hand, sent by telecopy, sent by overnight carrier, or enclosed in a properly sealed envelope as stated above, registered and deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service.

25. Dispute Resolution.

(a) General. Except as otherwise provided in paragraph 26 below, all disputes arising under or related to the Plan or this Agreement and all claims in which a Participant seeks damages or other relief that relate in any way to RSUs or other benefits of the Plan are subject to the dispute resolution procedure described below in this paragraph 25.

(i) For purposes of this Agreement, the term “Units Award Dispute” shall mean any claim against the Company or a Related Company, other than Employment Claims described in paragraph (a)(ii) below, regarding (A) the interpretation of the Plan or this Agreement, (B) any of the terms or conditions of the RSUs issued under this Agreement, or (C) allegations of entitlement to RSUs or additional RSUs, or any other benefits, under the Plan or this Agreement; provided, however, that any dispute relating to the Participant’s Obligations or the Non-Competition Obligations or to the forfeiture of an award as a result of a breach of any of the Participant’s Obligations or the Non-Competition Obligations shall not be subject to the dispute resolution procedures provided for in this paragraph 25.

(ii) For purposes of this Agreement, the term “Units Damages Dispute” shall mean any claims between the Participant and the Company or a Related Company (or against the past or present directors, officers, employees, representatives, or agents of the Company or a Related Company, whether acting in their capacity as such or otherwise), that are related in any way to the Participant’s employment or former employment, including claims of alleged employment discrimination, wrongful termination, or violations of Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, 42 U.S.C. § 1981, the Fair Labor Standards Act, the Family Medical Leave Act, the Sarbanes-Oxley Act, or any other U.S. federal, state or local law, statute, regulation, or ordinance relating to employment or any common law theories of recovery relating to employment, such as breach of contract, tort, or public policy claims (“Employment Claims”), in which the damages or other relief sought relate in any way to RSUs or other benefits of the Plan or this Agreement.

(b) Internal Dispute Resolution Procedure. All Units Award Disputes, and all Units Damages Dispute alleging breach of contract, tort, or public policy claims with respect to the Plan or this Agreement (collectively, “Plan Disputes”), shall be referred in the first instance to the Verizon Employee Benefits Committee (“EB Committee”) for resolution internally within Verizon. Except where otherwise prohibited by law, all Plan Disputes must be filed in writing with the EB Committee no later than one year from the date that the dispute accrues. Consistent with paragraph 25(c)(i) of this Agreement, all decisions relating to the enforceability of the limitations period contained herein shall be made by the arbitrator. To the fullest extent permitted by law, the EB Committee shall have full power, discretion, and authority to interpret the Plan and this Agreement and to decide all Plan Disputes brought under this Plan and Agreement. Determinations made by the EB Committee shall be final, conclusive and binding, subject only to review by arbitration pursuant to paragraph (c) below under the arbitrary and capricious standard of review.

(c) Arbitration. All appeals from determinations by the EB Committee as described in paragraph (b) above, and any Units Damages Dispute, shall be fully and finally settled by arbitration administered by the American Arbitration Association (“AAA”) on an individual basis (and not on a collective or class action basis) before a single arbitrator pursuant to the AAA’s Commercial Arbitration Rules in effect at the time any such arbitration is initiated. Any such arbitration must be initiated in writing pursuant to the aforesaid rules of the AAA no later than one year from the date that the claim accrues, except where a longer limitations period is required by applicable law. Decisions about the applicability of the limitations period contained herein shall be made by the arbitrator. A copy of the AAA’s Commercial Arbitration Rules may be obtained from Human Resources. The Participant agrees that the arbitration shall be held at the office of the AAA nearest the place of the Participant’s most recent employment by the Company or a Related Company, unless the parties agree in writing to a different location. All claims by the Company or a Related Company against the Participant, except for breaches of any of the Participant’s Obligations or of the Non-Competition Obligations, may also be raised in such arbitration proceedings.

(i) The arbitrator shall have the authority to determine whether any dispute submitted for arbitration hereunder is arbitrable. The arbitrator shall decide all issues submitted for arbitration according to the terms of the Plan, this Agreement (except for breaches of any of the Participant’s Obligations or of the Non-Competition Obligations), existing Company policy, and applicable substantive Delaware State and U.S. federal law and shall have the authority to award any remedy or relief permitted by such laws. The final decision of the EB Committee with respect to a Plan Dispute shall be upheld unless such decision was arbitrary or capricious. The decision of the arbitrator shall be final, conclusive, not subject to appeal, and binding and enforceable in any applicable court.

(ii) The Participant understands and agrees that, pursuant to this Agreement, both the Participant and the Company or a Related Company waive any right to sue each other in a court of law or equity, to have a trial by jury, or to resolve disputes on a collective, or class, basis (except for breaches of any of the Participant’s Obligations or of the Non-Competition Obligations), and that the sole forum available for the resolution of Units Award Disputes and Units Damages Disputes is arbitration as provided in this paragraph 25. If an arbitrator or court finds that the arbitration provisions of this Agreement are not enforceable, both Participant and the Company or a Related Company understand and agree to waive their right to trial by jury of any Units Award Dispute or Units Damages Dispute. This dispute resolution procedure shall not prevent either the Participant or the Company or a Related Company from commencing an action in any court of competent jurisdiction for the purpose of obtaining injunctive relief to prevent irreparable harm pending and in aid of arbitration hereunder; in such event, both the Participant and the Company or a Related Company agree that the party who commences the action may proceed without necessity of posting a bond.

(iii) In consideration of the Participant’s agreement in paragraph (ii) above, the Company or a Related Company will pay all filing, administrative and arbitrator’s fees incurred in connection with the arbitration proceedings. If the AAA requires the Participant to pay the initial filing fee, the Company or a Related Company will reimburse the Participant for that fee. All other fees incurred in connection with the arbitration proceedings, including but not limited to each party’s attorney’s fees, will be the responsibility of such party.

(iv) The parties intend that the arbitration procedure to which they hereby agree shall be the exclusive means for resolving all Units Award Disputes (subject to the mandatory EB Committee procedure provided for in paragraph 25(b) above) and Units Damages Disputes. Their agreement in this regard shall be interpreted as broadly and inclusively as reason permits to realize that intent.

(v) The Federal Arbitration Act (“FAA”) shall govern the enforceability of this paragraph 25. If for any reason the FAA is held not to apply, or if application of the FAA requires consideration of state law in any dispute arising under this Agreement or subject to this dispute resolution provision, the laws of the State of Delaware shall apply without giving effect to the conflicts of laws provisions thereof.

(vi) To the extent an arbitrator determines that the Participant was not terminated for Cause and is entitled to the RSUs or any other benefits under the Plan pursuant to the provisions applicable to an involuntary termination without Cause, the Participant’s obligation to execute a release satisfactory to Verizon as provided under paragraph 7(b)(2) shall remain applicable in order to receive the benefit of any RSUs pursuant to this Agreement.

26. Additional Remedies. Notwithstanding the dispute resolution procedures, including arbitration, of paragraph 25 of this Agreement, and in addition to any other rights or remedies, whether legal, equitable, or otherwise, that each of the parties to this Agreement may have (including the right of the Company to terminate the Participant for Cause or to involuntarily terminate the Participant without Cause), the Participant acknowledges that—

(a) The Participant’s Obligations and the restrictions in the Non-Competition Obligations are essential to the continued goodwill and profitability of the Company and any Related Company;

(b) The Participant has broad-based skills that will serve as the basis for other employment opportunities that are not prohibited by the Participant’s Obligations or the Non-Competition Obligations;

(c) When the Participant’s employment with the Company or any Related Company terminates, the Participant shall be able to earn a livelihood without violating any of the Participant’s Obligations or the Non-Competition Obligations;

(d) Irreparable damage to the Company or any Related Company shall result in the event that the Participant’s Obligations and the Non-Competition Obligations are not specifically enforced and that monetary damages will not adequately protect the Company and any Related Company from a breach of these Participant’s Obligations or the Non-Competition Obligations;

(e) If any dispute arises concerning the violation or anticipated or threatened violation by the Participant of any of the Participant’s Obligations or of the Non-Competition Obligations, an injunction may be issued restraining such violation pending the determination of such controversy, and no bond or other security shall be required in connection therewith;

(f) The Participant’s Obligations and the Non-Competition Obligations shall continue to apply after any expiration, termination, or cancellation of this Agreement;

(g) The Participant’s breach of any of the Participant’s Obligations or the Non-Competition Obligations shall result in the Participant’s immediate forfeiture of all rights and benefits, including all RSUs and DEUs, under this Agreement; and

(h) All disputes relating to the Participant’s Obligations or the Non-Competition Obligations, including their interpretation and enforceability and any damages (including but not limited to damages resulting in the forfeiture of an award or benefits under this Agreement) that may result from the breach of such Participant’s Obligations or the Non-Competition Obligations shall not be subject to the dispute resolution procedures, including arbitration, of paragraph 25 of this Agreement, but shall instead be determined in a court of competent jurisdiction.

Exhibit A – Participant’s Obligations

As part of the Agreement to which this Exhibit A is attached, you, the Participant, agree to the following obligations:

1. Effect of a Material Restatement of Financial Results; Recoupment; Company Policies Regarding Securities Transactions

(a) General. Notwithstanding anything in this Agreement to the contrary, you agree that, with respect to all RSUs granted to you on or after January 1, 2007 and all short-term incentive awards made to you on or after January 1, 2007, to the extent the Company or any Related Company is required to materially restate any financial results based upon your willful misconduct or gross negligence while employed by the Company or any Related Company (and where such restatement would have resulted in a lower payment being made to you), you will be required to repay all previously paid or deferred (i) RSUs and (ii) short-term incentive awards that were provided to you during the performance periods that are the subject of the restated financial results, plus a reasonable rate of interest. For purposes of this paragraph, “willful misconduct” and “gross negligence” shall be as determined by the Committee. The Audit Committee of the Verizon Board of Directors shall determine whether a material restatement of financial results has occurred. If you do not repay the entire amount required under this paragraph, the Company may, to the extent permitted by applicable law, offset your obligation to repay against any source of income available to it, including but not limited to any money you may have in your nonqualified deferral accounts.

(b) Requirements of Recoupment Policy or Applicable Law. The repayment rights contained in paragraph 1(a) of Exhibit A shall be in addition to, and shall not limit, any other rights or remedies that the Company may have under law or in equity, including, without limitation, (i) any right that the Company may have under any Company recoupment policy that may apply to you, or (ii) any right or obligation that the Company may have regarding the clawback of “incentive-based compensation” under Section 10D of the Securities Exchange Act of 1934, as amended (as determined by the applicable rules and regulations promulgated thereunder from time to time by the U.S. Securities and Exchange Commission) or under any other applicable law. By accepting this award of RSUs, you agree and consent to the Company’s application, implementation and enforcement of any such Company recoupment policy (as it may be in effect from time to time) that may apply to you and any provision of applicable law relating to cancellation, rescission, payback or recoupment of compensation and expressly agree that the Company may take such actions as are permitted under any such policy (as applicable to you) or applicable law, such as the cancellation of RSUs and repayment of amounts previously paid or deferred with respect to any previously granted RSUs or short-term incentive awards, without further consent or action being required by you.

(c) Company Policies Regarding Securities Transactions. By accepting this award of RSUs, you agree to comply with all Company policies regarding trading in securities or derivative securities (including, without limitation, the Company’s policies prohibiting trading on material inside information regarding the Company or any business with which the Company does business, the Company’s policies prohibiting engaging in financial transactions that would allow you to benefit from a devaluation of the Company’s securities, and any additional policy that the Company may adopt prohibiting you from hedging your economic exposure to the Company’s securities), as such policies are in effect from time to time and for as long as such policies are applicable to you.

2. Definitions. Except where clearly provided to the contrary or as otherwise defined in this Exhibit A, all capitalized terms used in this Exhibit A shall have the definitions given to those terms in the Agreement to which this Exhibit A is attached.

3. Agreement to Participant’s Obligations. You shall indicate your agreement to these Participant’s Obligations in accordance with the instructions provided in the Agreement, and your acceptance of the Agreement shall include your acceptance of these Participant’s Obligations. As stated in paragraph 21 of the Agreement, you and Verizon hereby expressly agree that the use of electronic media to indicate confirmation, consent, signature, acceptance, agreement and delivery shall be legally valid and have the same legal force and effect as if you and Verizon executed these Participant’s Obligations in paper form.

Exhibit B – Non-Competition Obligations

As part of the Agreement to which this Exhibit B is attached, you, the Participant, and the Company or any Related Company which employs or employed you, agree to the following obligations:

1. Noncompetition

(a) Prohibited Conduct. During the period of your employment with the Company or any Related Company, and for a period ending twelve (12) months following a termination of your employment for any reason with the Company or any Related Company, you shall not, without the prior written consent of the Executive Vice President and Chief Administrative Officer of Verizon (or his or her designee):

(1) personally engage in Competitive Activities (as defined below); or

(2) work for, own, manage, operate, control, or participate in the ownership, management, operation, or control of, or provide consulting or advisory services to, any person, partnership, firm, corporation, institution or other entity engaged in Competitive Activities, or any company or person affiliated with such person, partnership, firm, corporation, institution or other entity engaged in Competitive Activities; provided that your purchase or holding, for investment purposes, of securities of a publicly traded company shall not constitute “ownership” or “participation in the ownership” for purposes of this paragraph so long as your equity interest in any such company is less than a controlling interest;

provided that this paragraph (a) shall not prohibit you from (i) being employed by, or providing services to, a consulting firm, provided that you do not personally engage in Competitive Activities or provide consulting or advisory services to any person, partnership, firm, corporation, institution or other entity engaged in Competitive Activities, or any person or entity affiliated with such person, partnership, firm, corporation, institution or other entity engaged in Competitive Activities, or (ii) engaging in the practice of law as an in-house counsel, sole practitioner or as a partner in (or as an employee of or counsel to) a corporation or law firm in accordance with applicable legal and professional standards. Exception (ii), however, does not apply to any Participant that may be engaging in Competitive Activities or providing services to any person, partnership, firm, corporation, institution or other entity engaged in Competitive Activities, wherein such engagement or services being provided are not primarily the practice of law.

(b) Competitive Activities. For purposes of the Agreement, to which this Exhibit B is attached, “Competitive Activities” means any activities relating to products or services of the same or similar type as the products or services (1) which were or are sold (or, pursuant to an existing business plan, will be sold) to paying customers of the Company or any Related Company, and (2) for which you have any direct or indirect responsibility or any involvement to plan, develop, manage, market, sell, oversee, support, implement or perform, or had any such responsibility or involvement within your most recent 24 months of employment with the Company or any Related Company. Notwithstanding the previous sentence, an activity shall not be treated as a Competitive Activity if the geographic marketing area of such same or similar products or services does not overlap with the geographic marketing area for the applicable products and services of the Company or any Related Company.

2. Interference With Business Relations. During the period of your employment with the Company or any Related Company, and for a period ending twelve (12) months following a termination of your employment for any reason with the Company or any Related Company, you shall not, without the prior written consent of the Executive Vice President and Chief Administrative Officer of Verizon (or his or her designee):

(a) recruit, induce or solicit, directly or indirectly, any employee of the Company or Related Company who was employed by the Company or any Related Company as of your termination date and whom you worked with or had contact with, or had confidential information about, while employed by the Company or any Related Company for employment or for retention as a consultant or service provider to any person or entity;

(b) hire or participate (with another person or entity) in the process of recruiting, soliciting or hiring, directly or indirectly, (other than for the Company or any Related Company) any person who is then an employee of the Company or any Related Company whom you worked with or had contact with, or had confidential information about, while employed by the Company or any Related Company, or provide, directly or indirectly, names or other information about any employees of the Company or Related Company whom you worked with or had contact with, or had confidential information about, while employed by the Company or any Related Company to any person or entity (other than to the Company or any Related Company) under circumstances that could lead to the use of any such information for purposes of recruiting, soliciting or hiring any such employee for any person or entity;

(c) interfere, or attempt to interfere, directly or indirectly, with any relationship of the Company or any Related Company with any of its employees, agents, or representatives;

(d) solicit or induce, or in any manner attempt to solicit or induce, directly or indirectly, any client, customer, or Prospect (defined below) of the Company or any Related Company (1) to cease being, or not to become, a customer of the Company or any Related Company, or (2) to divert any business of such customer or Prospect from the Company or any Related Company; or

(e) otherwise interfere with, disrupt, or attempt to interfere with or disrupt, directly or indirectly, the relationship, contractual or otherwise, between the Company or any Related Company and any of its customers, clients, Prospects, suppliers, vendors, service providers, developers, joint ventures, equity investments or partners, inventors, consultants, employees, agents, or representatives.

For purposes of this paragraph 2, “Prospect” shall mean any person or entity from whom or which any business was being solicited by Verizon or any Related Company within the most recent 12 month period of your employment.

3. Proprietary And Confidential Information. You shall at all times, including after any termination of your employment with the Company or any Related Company, preserve the confidentiality of all Proprietary Information (defined below) and trade secrets of the Company or any Related Company, and you shall not use for the benefit of yourself or any person, other than the Company or a Related Company, or disclose to any person, except and to the extent that disclosure of such information is legally required, any Proprietary Information or trade secrets of the Company or any Related Company. “Proprietary Information” means any information or data related to the Company or any Related Company, including information entrusted to the Company or a Related Company by others, which has not been fully disclosed to the public by the Company or a Related Company, which is treated as confidential or otherwise protected within the Company or any Related Company or is of value to competitors, such as strategic or tactical business plans; undisclosed business, operational or financial data; ideas, processes, methods, techniques, systems, models, devices, programs, computer software, or related information; documents relating to regulatory matters or correspondence with governmental entities; information concerning any past, pending, or threatened legal dispute; pricing or cost data; the identity, reports or analyses of business prospects; business transactions (including those that are contemplated or planned); research data; personnel information or data; identities of suppliers to the Company or any Related Company or users or purchasers of the Company’s or Related Company’s products or services; the Agreement to which this Exhibit B is attached; and any other non-public information pertaining to or known by the Company or a Related Company, including confidential or non-public information of a third party that you know or should know the Company or a Related Company is obligated to protect.

4. Return Of Company Property; Ownership of Intellectual Property Rights. You agree that on or before termination of your employment for any reason with the Company or any Related Company, you shall return to the Company all property owned by the Company or any Related Company or in which the Company or any Related Company has an interest or to which the Company or any Related Company has any obligation, including any and all files, documents, data, records and any other non-public information (whether on paper or in tapes, disks, memory devices, or other machine-readable form), office equipment, credit cards, and employee identification cards. You acknowledge that the Company (or, as applicable, a Related Company) is the rightful owner of, and you hereby do grant and assign, all right, title and interest in and to any programs; ideas, inventions and discoveries (patentable or unpatentable); works of authorship, data, information, and other copyrightable material; and trademarks that you may have originated, created or developed, or assisted or participated in originating, creating or developing, during your period of employment with the Company or a Related Company, including all intellectual property rights in or based on the foregoing, where any such origination, creation or development (a) involved any use of Company or Related Company time, information or resources, (b) was made in the exercise of any of your duties or responsibilities for or on behalf of the Company or a Related Company, or (c) was related to (i) the Company’s or a Related Company’s past, present or future business, or (ii) the Company’s or a Related Company’s actual or demonstrably anticipated research, development or procurement activities. You shall at all times, both before and after termination of your employment, cooperate with the Company (or, as applicable, any Related Company) and its representatives in executing and delivering documents requested by the Company or a Related Company, and taking any other actions, that are necessary or requested by the Company or a Related Company to assist the Company or any Related Company in patenting, copyrighting, protecting, registering, or enforcing any programs; ideas, inventions and discoveries (patentable or unpatentable); works of authorship, data, information, and other copyrightable material; trademarks; or other intellectual property rights, and to vest title thereto solely in the Company (or, as applicable, a Related Company).

5. Definitions. Except where clearly provided to the contrary or as otherwise defined in this Exhibit B, all capitalized terms used in this Exhibit B shall have the definitions given to those terms in the Agreement to which this Exhibit B is attached.

6. Agreement to Non-Competition Obligations. You shall indicate your agreement to these Non-Competition Obligations in accordance with the instructions provided in the Agreement, and your acceptance of the Agreement shall include your acceptance of these Non-Competition Obligations. As stated in paragraph 21 of the Agreement, you and Verizon hereby expressly agree that the use of electronic media to indicate confirmation, consent, signature, acceptance, agreement and delivery shall be legally valid and have the same legal force and effect as if you and Verizon executed these Non-Competition Obligations in paper form.

7. Governing Law and Non-exclusive Forum. The parties expressly agree: (a) that, because the Plan is centrally administered in the State of New Jersey by employees of a Verizon Communications Inc. affiliate, the subject matter of this Exhibit B bears a reasonable relationship to the State of New Jersey; (b) that this Exhibit B is made under, shall be construed in accordance with, and governed in all respects by the laws of the State of New Jersey without giving effect to that jurisdiction’s choice of law rules; and (c) the parties consent to the non-exclusive jurisdiction and venue of the courts of the State of New Jersey, and the federal courts of the United States of America located in the State of New Jersey, over any action, claim, controversy or proceeding arising under this Exhibit B, and irrevocably waive any objection they may now or hereafter have to the non-exclusive jurisdiction and venue of such courts.